CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

Q2 2008 Highlights Compared to Q2 2007

•	Bluegreen Resorts GAAP sales of $107.1 million

•	Resorts contract sales rose 9.3% to $136.1 million

•	Bluegreen Resorts and Bluegreen Communities operated profitably

•	Net Income of $3.4 Million, or $0.11 per share

•	Book value of $12.46 per share

Boca Raton, Fla. – July 28, 2008 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the second quarter ended June 30, 2008 (see attached tables).

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “During the second quarter of 2008, Bluegreen Resorts continued to demonstrate the resiliency of its business model. While acknowledging the challenging macroeconomic environment, we believe that the fundamentals of our business remain strong. During the second quarter of 2008, our owner base increased to over 190,000 members, VOI sales transactions and tour flow rose, prospect conversion rates remained consistent with prior periods, and we continued to expand our portfolio of vacation properties. Our timeshare receivables portfolio also continued to perform well, with delinquencies and defaults performing within historical norms. While the difficult residential real estate market continued to impact results at Bluegreen Communities, this segment of our business recognized a profit during the second quarter of 2008.”

He continued, “While we recently announced that we have entered into a letter of intent with respect to the possible sale of the Company, we intend to remain focused on our operations and on continuing to provide our members and owners with the service and quality vacations that they have come to expect.”

Bluegreen Corporation	Page 2
July 28, 2008

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three-Month Periods Ended June 30, 2008 and June 30, 2007
(In 000’s, except percentages)

	Three Months Ended			Three Months Ended

	June 30, 2008	% of Gross Sales		June 30, 2007	% of Gross Sales

	(unaudited)			(unaudited)

Contract sales	$136,110			$124,542
Deferral of sales under SFAS No. 152	(9,968)			(4,972)
Impact of percentage-of-completion accounting	(227)			858

Gross sales of real estate	125,915	100%		120,428	100%
Estimated uncollectible VOI notes receivable	(18,795)	(15	) %	(15,181)	(13)%

Sales of real estate	107,120	85%		105,247	87%
Cost of real estate sales	(23,390)	(19)%		(26,634)	(22)%

Gross profit	83,730	66%		78,613	65%

Other operations revenue	15,067	12%		12,235	10%
Cost of other operations	(8,574)	(7)%		(8,900)	(7)%

	6,493			3,335

Selling and marketing expenses	(78,452)	(62)%		(66,111)	(55)%
Field G & A expense	(6,398)	(5)%		(7,612)	(6)%

Total field operating expenses	(84,850)	(67)%		(73,723)	(61)%

Field operating profit	$5,373	4%		$8,225	7%

Other data:
Upgrade Sales to Bluegreen Vacation Club owners, as a percentage of Resorts sales	44.0%			40.0%
Number of VOI sales transactions	12.3			11.2
Average sales price per transaction	$11.1			$11.4
Total Marketing Prospect Tours	91.8			88.7
New Marketing Prospect Tours	66.8			66.5
Sale-to-tour ratio (total prospects)	13.3%			12.6%
Sale-to-tour ratio (new prospects)	9.4%			9.7%
Sales deferred under SFAS No. 152 as of end of period	$39,000			$37,800
Field operating profit deferred under SFAS No. 152 as of end of period	$23,300			$21,000

The increase in contract sales of real estate was due primarily to a 16% increase in sales to existing Bluegreen Vacation Club members, as well as increased same-resort sales at many existing sales offices, partially offset by the impact of the closure of an off-site sales office in Dallas, Texas. Higher sales were also attributable to a system-wide price increase that went into effect during January 2008. Thousands of qualified prospects visit Bluegreen’s sales offices, and the Company believes that its increased sales reflect the continued desire of consumers to vacation, and the flexibility, attractiveness and affordability of the Bluegreen Vacation Club.

Bluegreen Corporation	Page 3
July 28, 2008

Other resort operations revenue – much of which constitutes a recurring stream of revenue -- rose 23.1% to $15.1 million, reflecting higher resorts management and service fees, and an increased contribution from Bluegreen’s title company due primarily to a 10% rise in VOI sales transactions during the second quarter.

Lower Field Operating Profit was primarily due to higher selling and marketing expenses which, as a percentage of gross sales, increased from 55% during the three months ended June 30, 2007 to 62% during the three months ended June 30, 2008. The increase in selling and marketing expenses as a percentage of sales was driven by higher costs per tour in certain marketing programs and the deferral of additional sales under both SFAS No. 152 and percentage of completion accounting, which require the Company to recognize the majority of selling and marketing costs, notwithstanding the deferred recognition of sales.

The Company’s timeshare receivables portfolio continued to perform well, as demonstrated by delinquencies over 30 days on the entire serviced portfolio at June 30, 2008 of 3.6% as compared to 4.5% at December 31, 2007 and 3.2% at June 30, 2007. The average annual default rate increased to 8.2% for the twelve months ended June 30, 2008 as compared to 7.2% for the twelve months ended June 30, 2007. However, it should be noted that default rates in 2007 represented recent historical lows. Bluegreen believes the comparatively small monthly payments in its financing programs, the use of direct debit payment processing by over 80% of the Company’s obligors, and customer satisfaction are all factors that contribute to the performance of its receivable portfolio.

Mr. Maloney commented, “We are excited about the continued growth of the Bluegreen Vacation Club and the expansion of our sales distribution network to new markets. We expect to begin accepting guests at our newest resorts in Las Vegas and Williamsburg this summer, and look forward to expanding our sales presence in both markets through larger sales offices. We have recently commenced sales in Atlantic City, NJ, and are encouraged by our initial results. We expect to commence sales at LaPension in New Orleans during the third quarter of 2008. We also recently completed the expansion of our relationship with Cedar Fair Theme Parks, one of the largest regional amusement park operators in the world. As of Memorial Day, Bluegreen had established an on-site sales presence at all 11 Cedar Fair Parks across the United States and Canada, as well as four adjacent hotel properties.”

Bluegreen Corporation	Page 4
July 28, 2008

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three-Month Periods Ended June 30, 2008 and June 30, 2007
(In 000’s, except percentages)

	Three Months Ended		Three Months Ended

	June 30, 2008	% of Gross Sales	June 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Sales of real estate	$12,966	100%	$38,027	100%
Cost of real estate sales	(7,582)	(58)%	(19,671)	(52)%

Gross profit	5,384	42%	18,356	48%

Other operations revenue	2,739	21%	3,355	9%
Cost of other operations	(2,500)	(19)%	(2,955)	(8)%

	239		400

Selling and marketing expenses	(3,212)	(25)%	(9,404)	(25)%
Field G & A expense	(1,376)	(11)%	(2,825)	(7)%

Total field operating expenses	(4,588)	(36)%	(12,229)	(32)%

Field operating profit	$1,035	8%	$6,527	17%

Other data:
Average sales price per homesite	$74.5		$83.6
Sales deferred under percentage-of-completion accounting as of end of period(1)	$6,900		$20,700
Field operating profit deferred under percentage-of-completion accounting as of end of period(1)	$2,600		$8,900

(1)	Deferred under percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

Although, to date, Bluegreen Communities has not experienced a significant deterioration of sales prices, this segment has been impacted by lower sales, especially of higher priced homesites. As a result, average sales price per homesite in the second quarter of 2008 declined compared to the second quarter of 2007 primarily because a lower percentage of higher priced premium lots were sold compared to the same period last year.

SELECTED OTHER FINANCIAL INFORMATION

As of
	June 30, 2008	December 31, 2007

Unrestricted cash(2)	$59.6 million	$125.5 million
Book value per share	$12.46	$12.34
Debt-to-equity ratio	1.21:1	1.03:1

(2)	Reflects repayment, in full, of $55 million, 10.5% Senior Secured Notes plus all accrued interest on March 31, 2008.

Bluegreen Corporation	Page 5
July 28, 2008

Net interest spread (interest income minus interest expense) increased $5.3 million for the second quarter of 2008 to $11.5 million from $6.2 million in the same period last year. Interest income increased 11.5% to $13.5 million for the second quarter of 2008 compared to $12.1 million for the comparable prior year period, largely as a result of the Company’s growing timeshare receivables portfolio and its retained interests in notes receivable sold. These assets have been sources of recurring revenue for the Company.

Interest expense declined to $2.0 million during the second quarter of 2008 from $5.9 million in the same period last year, due to lower average interest rates on debt outstanding, increased capitalized interest associated with current development activity and lower accrued interest related to the Internal Revenue Code (“IRC”) Section 453. IRC Section 453 requires that timeshare companies accrue and pay interest on income deferred under the installment method of profit recognition. During the three months ended June 30, 2008, Bluegreen made operational changes that had the effect of, among other things, reducing its future obligation under IRC Section 453 by $2.4 million. Total interest expense capitalized to construction in progress was $3.9 million and $3.7 million for the three months ended June 30, 2007 and 2008, respectively.

During the second quarter, Bluegreen renewed its $30 million revolving line of credit with Wells Fargo Foothill, part of Wells Fargo & Company.

The Financial Accounting Standards Board is currently reviewing the accounting principles relative to the transfer of financial assets, including the sale of notes receivable. In advance of possible new accounting rules, which could be effective as early as 2009, Bluegreen intends to structure all future sales of notes receivable so they are treated as on-balance sheet borrowings. This will impact the comparability to prior periods as future transactions will not result in the recording of a gain on sale of notes receivable. Results for the third quarter and fourth quarters of 2007 included gains on the sale of notes receivable totaling $19.9 million and $11.3 million, respectively.

CONSOLIDATED RESULTS

Total sales for the second quarter of 2008 were $120.1 million as compared to $143.3 million in the same period last year. Net income for the 2008 second quarter was $3.4 million, or $0.11 per share, as compared to net income of $4.1 million, or $0.13 per share, in the second quarter of 2007.

MANAGEMENT REMARKS

Management’s pre-recorded remarks regarding the 2008 second quarter financial results will be available beginning Tuesday, July 29, 2008 at 8:30 am Eastern Time. There will be no question and answer session following management’s prepared remarks. To access management’s remarks, dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 95038589. The telephonic recording will be available until August 5, 2008. Management’s remarks will also be accessible at Bluegreen’s corporate web site, www.bluegreencorp.com, for approximately 90 days.

Bluegreen Corporation	Page 6
July 28, 2008

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 190,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that growth and profitability will not occur as anticipated; the performance of the Company’s vacation ownership notes receivables may deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew or replace such lines of credit; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to new Resorts and Communities properties will not be successful; new Resort and Communities properties and sales offices will not open when expected, will cost more to develop or may not be as successful as anticipated; the relationship with Cedar Fair Theme Parks will not be successful; retail prices and homesite yields for Communities properties will be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 3, 2008 and Form 10-Q filed on May 9, 2008.

### #### ###

Bluegreen Corporation	Page 7
July 28, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Income
(In 000’s, Except Per Share Data)

	Three Months Ended		Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

	(Unaudited)		(Unaudited)
REVENUES:

Vacation ownership sales	$107,120	$105,247	$197,467	$192,171
Homesite sales	12,966	38,027	33,875	72,901

Total sales	120,086	143,274	231,342	265,072

Other resort and communities operations revenue	17,806	15,590	35,676	30,608
Interest income	13,503	12,108	23,464	21,950
Other income, net	208	—	473	—

Total operating revenues	151,603	170,972	290,955	317,630

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	23,390	26,634	44,104	45,511
Homesite cost of sales	7,582	19,671	17,826	37,526

Total cost of sales	30,972	46,305	61,930	83,037

Cost of other resort and communities operations	11,074	11,855	23,761	24,274
Selling, general and administrative expenses	100,639	98,452	188,308	179,845
Interest expense	2,041	5,881	6,990	11,032
Other expense	—	246	—	973

Total operating expenses	144,726	162,739	280,989	299,161

Income before minority interest and provision for income taxes	6,877	8,233	9,966	18,469

Minority interest in income of consolidated subsidiary	1,320	1,633	2,158	3,267

Income before provision for income taxes	5,557	6,600	7,808	15,202
Provision for income taxes	2,112	2,508	2,967	5,777

Net Income	$3,445	$4,092	$4,841	$9,425

Net (loss) income per share
Basic:	$0.11	$0.13	$0.16	$0.30

Diluted:	$0.11	$0.13	$0.15	$0.30

Weighted average number of common and common equivalent shares:
Basic	31,227	30,926	31,220	30,943

Diluted	31,454	31,277	31,459	31,324

Bluegreen Corporation	Page 8
July 28, 2008

BLUEGREEN CORPORATION
Supplemental Segment Financial Data
Six-Month Periods Ended June 30, 2008 and June 30, 2007
(In 000’s, except percentages)

BLUEGREEN RESORTS

	Year-to-Date		Year-to-Date

	June 30, 2008	% of Gross Sales	June 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Contract sales	$239,818		$220,376
Deferral of sales under SFAS No. 152	(15,052)		(10,424)
Impact of percentage-of-completion accounting	(382)		846

Gross sales of real estate	224,384	100%	210,798	100%
Estimated uncollectible VOI notes receivable	(35,162)	(16)%	(26,594)	(13)%
Gain on sales of notes receivable	8,245	4%	7,967	4%

Sales of real estate	197,467	88%	192,171	91%
Cost of real estate sales	(44,104)	(20)%	(45,511)	(22)%

Gross profit	153,363	68%	146,660	70%

Other operations revenue	29,029	13%	25,073	12%
Cost of other operations	(18,325)	(8)%	(18,929)	(9)%

	10,704		6,144

Selling and marketing expenses	(139,121)	(62)%	(121,412)	(58)%
Field G & A expense	(13,776)	(6)%	(15,419)	(7)%

Total field operating expenses	(152,897)	(68)%	(136,831)	(65)%

Field operating profit	$11,170	5%	$15,973	8%

BLUEGREEN COMMUNITIES

	Year-to-Date		Year-to-Date

	June 30, 2008	% of Gross Sales	June 30, 2007	% of Gross Sales

	(unaudited)		(unaudited)

Sales of real estate	$33,875	100%	$72,901	100%
Cost of real estate sales	(17,826)	(53)%	(37,526)	(52)%

Gross profit	16,049	47%	35,375	48%

Other operations revenue	6,647	20%	5,535	8%
Cost of other operations	(5,436)	(16)%	(5,345)	(7)%

	1,211		190

Selling and marketing expenses	(8,347)	(25)%	(14,472)	(20)%
Field G & A expense	(4,009)	(12)%	(5,758)	(8)%

Total field operating expenses	(12,356)	(37)%	(20,230)	(28)%

Field operating profit	$4,904	14%	$15,335	21%

Bluegreen Corporation	Page 9
July 28, 2008

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income Before
Minority Interest and Provision for Income Taxes
(In 000’s)

	Three Months Ended		Year-to-Date

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Field operating profit for Bluegreen Resorts	$5,373	$8,225	$11,170	$15,973
Field operating profit for Bluegreen Communities	1,035	6,527	4,904	15,335
Interest Income	13,503	12,108	23,464	21,950
Other income (expense), net	208	(246)	473	(973)
Corporate general and administrative expenses	(11,201)	(12,500)	(23,055)	(22,784)
Interest expense	(2,041)	(5,881)	(6,990)	(11,032)

Income before minority interest and provision for income taxes	$6,877	$8,233	$9,966	$18,469

Bluegreen Corporation	Page 10
July 28, 2008

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	June 30, 2008	December 31, 2007

	(unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$59,557	$125,513
Cash and cash equivalents (restricted)	23,716	19,460

Total cash and cash equivalents	83,273	144,973
Contracts receivable, net	19,987	20,532
Notes receivable, net	226,803	160,665
Prepaid expenses	18,999	14,824
Other assets	29,277	23,405
Inventory, net	498,787	434,968
Retained interests in notes receivable sold	133,048	141,499
Property and equipment, net	109,968	94,421
Goodwill	8,502	4,291

Total assets	$1,128,644	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$34,914	$38,901
Accrued liabilities and other	68,115	60,421
Deferred income	41,230	36,559
Deferred income taxes	99,552	98,362
Receivable-backed notes payable	119,703	54,999
Lines-of-credit and notes payable	240,854	176,978
10.50% senior secured notes	—	55,000
Junior subordinated debentures	110,827	110,827

Total liabilities	715,195	632,047

Minority interest	24,581	22,423

Total shareholders’ equity	388,868	385,108

Total liabilities and shareholders’ equity	$1,128,644	$1,039,578